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                                                                     EXHIBIT 5.1




                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

                                June 29, 2000

Datum Inc.
9975 Toledo Way
Irvine, California 92718

RE:     Registration Statement on Form S-8 (1994 Stock Incentive Plan)

Ladies and Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Datum Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 200,000 shares of the Company's common stock, $.25 par value ("Common Stock"), issuable under the Company's 1994 Stock Incentive Plan (the "Plan").

        We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

        Based on the foregoing, it is our opinion that:

        A. stock options, when issued in accordance with the Plan, will be legally issued and binding obligations of the Company; and

        B. 200,000 shares of Common Stock, when issued under the Plan and against full payment therefor in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.




                                            Very truly yours,

                                            /s/ Stradling Yocca Carlson & Rauth